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                                                                       Exhibit 2
                                                                       ---------

                  [Wesley Jessen VisionCare, Inc. letterhead]



                                       April 10, 2000



VIA FACSIMILE AND HAND DELIVERY
-------------------------------

Ocular Sciences, Inc.
475 Eccles Avenue
South San Francisco, CA 94080

Attn:  John Fruth, Chairman of the Board

Dear John:

          Pursuant to Section 5.5 of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 19, 2000, among Wesley Jessen VisionCare, Inc. ("WJ"), OSI Acquisition Corp. and Ocular Sciences, Inc. ("Ocular"), this is to notify you that the Board of Directors of WJ has determined that there is a reasonable likelihood that the tender offer made by Dylan Acquisition Inc., a wholly-owned subsidiary of Bausch & Lomb Incorporated ("B&L"), which commenced on April 3, 2000, for all of the outstanding shares of the common stock of WJ at $34.00 per share, subject to the terms and conditions contained therein, could result in a Superior Proposal (as defined in Section 8.11(j) of the Merger Agreement). Consistent with this determination, the Board of Directors has instructed the management of WJ to inform B&L of its decision and to begin discussions with B&L. In addition, prior to providing any information regarding WJ to B&L, WJ will obtain from B&L a confidentiality agreement containing terms at least as stringent as those contained in the Confidentiality Agreement
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April 10, 2000
Page 2


between WJ and Ocular. If you have questions, regarding the foregoing, please call me.

                              Sincerely,



                              Kevin J. Ryan
                              Chairman of the Board and
                                Chief Executive Officer

cc:  Nathaniel M. Cartmell, III, Esq.
     Pillsbury Madison & Sutro
     50 Fremont Street
     San Francisco, CA 94105

     Stephen Fraidin, Esq.
     Fried, Frank, Harris, Shriver
       & Jacobson

     Gerald B. Sweeney, Esq.
     Sweeney, Lev & Blinkoff LLP

     Dennis M. Myers, Esq.
     Kirkland & Ellis